Exhibit 2(l)(i)

787 Seventh Avenue New York, NY 10019-6099 Tel: 212 728 8000 Fax: 212 728 8111
September 14, 2005
The Gabelli Equity Trust Inc.
One Corporate Center
Rye, New York 10580-1435
Ladies and Gentlemen:
We have acted as counsel to The Gabelli Equity Trust Inc. (the “Fund”), a corporation organized under the laws of the State of Maryland, in connection with the issuance of up to 25,000,000 shares (the “Shares”) of its common stock, par value $.001 per share (the “Common Stock”), pursuant to the exercise of rights (the “Rights”) to purchase Common Stock to be distributed to the shareholders of the Fund (the “Offer”) in accordance with the Fund’s Registration Statement on Form N-2 (File Nos. 333-127724 and 811-04700) under the Securities Act of 1933, as amended, and under the Investment Company Act of 1940, as amended (the “Registration Statement”).
We have examined copies of the Articles of Incorporation and By-Laws of the Fund, as amended, the Registration Statement, the resolutions adopted by the Fund’s Board of Directors on August 9, 2005 and on September 9, 2005, and other records and documents that we have deemed necessary for the purpose of this opinion. We have also examined such other documents, papers, statutes and authorities as we have deemed necessary to form a basis for the opinion hereinafter expressed. We have assumed that the Fund has no “Principal Shareholder” as defined in Article VIII of the Fund’s Articles of Incorporation and have relied upon a certificate of the Assistant Secretary of the Fund to the effect that the Fund has no knowledge of any such Principal Shareholder.
In our examination, we have assumed the genuineness of all signatures and the conformity to original documents of all copies submitted to us. As to various questions of fact material to our opinion, we have relied upon statements and certificates of officers and representatives of the Fund and others. As to matters governed by the laws of Maryland, we have relied upon the opinion of Venable LLP that is attached to this opinion.
Based upon the foregoing, we are of the opinion that, when certain matters with respect to the number of the Shares that will be issued pursuant to the Rights have been determined by the duly appointed Pricing Committee of the Board of Directors as authorized by the Board of Directors, the Shares of Common Stock to be issued upon exercise of the Rights will have been duly authorized, and that when the Shares have thereafter been sold, issued and paid for as contemplated by the Registration
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September 14, 2005

Statement, the Shares will have been validly and legally issued and will be fully paid and nonassessable.
We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the caption “Legal Matters” in the Prospectus included as part of the Registration Statement. We do not thereby admit that we are “experts” as that term is used in the Securities Act of 1933, as amended, and the regulations thereunder.
Very truly yours,

/s/ WILLKIE FARR & GALLAGHER LLP